UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2013

FRONTIER BEVERAGE COMPANY, INC.

(Exact name of registrant specified in charter)

Nevada	000-52297	06-1678089
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

c/o Paul Law Group, Inc., 902 Broadway, 6th Floor

10010

New York, NY

(Address of principal executive offices)

(Zip Code)

(646) 278-9953

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

In connection with the Form 8-K filed by Frontier Beverage Company, Inc. (the “Company”) on July 8, 2013, the Company announced Mr. Terry Harris’ resignation as sole director of the Company effective as of 10 days from the mailing of the Company’s Information Statement on Schedule 14f-1 to the Company’s stockholders (“Schedule 14f-1”), pursuant to the sale of a controlling equity interest in the Company to Mr. Ruben Yakubov on July 1, 2013 (the “Change in Control”). The Company mailed its Schedule 14f-1 on July 10, 2013.

(b) Effective as of July 20, 2013, Mr. Terry Harris resigned as sole director of the Company. Mr. Harris' resignation was not the result of any disagreements with the Company but a result of the Change in Control. A copy of Mr. Harris’ resignation letter dated July 1, 2013 was filed as Exhibit 17.1 on Form 8-K filed July 8, 2013 and is incorporated herein by reference. Prior to the Change in Control, the Board of Directors of the Company consisted of Mr. Harris as sole director, he also served as President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer of the Company since November 12, 2009.

(d) Effective as of July 20, 2013, Mr. Yakubov was elected by the Board of Directors of the Company to serve as the sole director of the Company for an initial term expiring at the Company’s next annual meeting of shareholders. Mr. Yakubov has not yet been appointed to serve on any committees of the Board of Directors.

Mr. Ruben Yakubov is currently the Company’s, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer with the approval of the Board of Directors of the Company, following the Change in Control and effective as of July 1, 2013. The Company and Mr. Yakubov have not entered into any arrangements or understandings, and there are no arrangements or understandings between Mr. Yakubov and any other person, pursuant to which Mr. Yakubov was elected as a director. There are no transactions in which Mr. Yakubov has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frontier Beverage Company, Inc.

By:	/s/ Ruben Yakubov
Name: Ruben Yakubov
Title: President Dated: July 25, 2013